EXHIBIT 99.1

SPECTRUM BRANDS CLASS ACTION SUIT DISMISSED

ATLANTA, June 19, 2007 – (SPC: NYSE) – Spectrum Brands, Inc. today announced the dismissal of a putative class action lawsuit filed against the company last year in the U.S. District Court for the Northern District of Georgia.

The lawsuit generally alleged that the company and the individually named defendants made materially false and misleading public statements concerning the company’s operational and financial condition, thereby causing plaintiffs to purchase Spectrum Brands securities at artificially inflated prices.

On October 27, 2006, the Court granted defendants' motion to dismiss, and ordered plaintiffs to file an amended complaint, if any, within 30 days. Plaintiffs requested, among other things, additional time to file an amended complaint and on May 18, 2007, the Court entered an opinion and order denying that request. Plaintiffs did not file an appeal and, accordingly, this case is now closed.

Forward Looking Statements

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company’s ability to successfully implement manufacturing, distribution and other cost efficiencies, and various other factors, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

Investor Contact:

Nancy O’Donnell

VP Investor Relations, Spectrum Brands

770-829-6208

Media Contact:

Sard Verbinnen & Co for Spectrum Brands

Victoria Hofstad or Jamie Tully

212-687-8080